SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C.  20549



Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934



Date of Report (date of earliest event reported):  September 18, 2001



Mallon Resources Corporation
(exact name of registrant as specified in its charter)


Colorado                           0-17267               84-1095959
(State or other                  (Commission          (I.R.S. Employer
jurisdiction                     File Number)         Identification No.)
of incorporation)



999 18th Street, Suite 1700, Denver, Colorado           80202
(address of principal executive offices)              (zip code)



Registrant's telephone number, including area code:  (303) 293-2333 not applicable
(former name or former address, if changed since last report)

Item 5.  Other Events

    Mallon Resources Corporation (the "Company") issued the following press release, dated September 18, 2001, the text of which follows:

    Denver, Colorado -- Mallon Resources Corporation (Nasdaq: "MLRC") today Mallon Resources Corporation (Nasdaq: "MLRC") today announced that it has completed the sale of its Delaware Basin oil and gas properties to Magnum Hunter Resources, Inc. (AMEX: "MHR"). The sale included Mallon's interest in 23 fields, consisting of interests in 141 producing wells and 13,742 net mineral acres. The adjusted purchase price paid was approximately $31.3 million. Mallon applied approximately $24 million of the proceeds to reduce its debt to Aquila Energy Capital Corporation by approximately 47%.

    In a related note, Mallon reported that its production for Third Quarter 2001 is expected to be between approximately 1.65 and 1.75 billion cubic feet of gas equivalents, and it believes its production during the Fourth Quarter will be between approximately 1.25 and 1.35 Bcfe. The Company's production in the first half of 2001 was approximately 3.4 Bcfe. The Company projects that its total 2001 production will be between 6.3 and 6.5 Bcfe.

    The foregoing information contains forward-looking statements and forecasts, the realization of which cannot be assured. Actual results may differ significantly from those forecast. Inaccurate geologic and engineering interpretations, the volatility of commodity prices, unbudgeted cost increases, unforeseen delays in operations, and operations that prove less successful than anticipated are risks that can significantly affect Mallon's operations. These and other risk factors that affect Mallon's business are discussed in Mallon's Annual Report on Form 10-K.

    Mallon Resources Corporation is a Denver, Colorado, based oil and gas exploration and production company operating primarily in the San Juan Basin of New Mexico. Mallon's common stock is quoted on Nasdaq under the symbol "MLRC."

                                      Signatures

    Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      Mallon Resources Corporation


September 24, 2001                    __/s/ Roy K. Ross______________________
                                        Roy K. Ross, Executive Vice President